SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  June 1, 2009

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On June 1, 2009, Harbin Electric, Inc. (the “Company”) and Citadel Equity Fund Ltd (“Citadel”), entered into a Letter Agreement dated June 1, 2009 (the “Letter Agreement”), whereby Citadel agreed (i) to waive certain provisions set forth in the Indenture dated as of August 30, 2006, as supplemented (the “Indenture”) by and among the Company, the Subsidiary Guarantors named therein and The Bank of New York Mellon , as Trustee with respect to the Company’s Guaranteed Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) and the Company’s Senior Secured Floating Rate Notes due 2010 and (ii) to consent to the taking of certain actions by the Company, each, as follows.

Pursuant to the Letter Agreement, Citadel (i) agreed  to waive each and every applicable provision of the Indenture but only to the fullest extent necessary solely to permit the Company to repurchase, at its option, all (but not part) of the 2012 Notes held by Citadel at any time on or prior to August 31, 2009 at the Repurchase Price (defined below), (the “Proposed 2012 Note Repurchase”), (ii) consented to the Proposed 2012 Note Repurchase, (iii) agreed to waive each and every provision of the Indenture but only to the fullest extent necessary solely to permit the Company to Incur up to $50 million in Debt (the “New Debt”) on or prior to August 31, 2009; provided that the Company shall use up to $38 million of the proceeds of such New Debt for the Proposed 2012 Note Repurchase (the “Proposed Debt Incurrence”) and (iv) consented to the Proposed Debt Incurrence.

The “Repurchase Price” shall, in the sole discretion of Citadel, be either (a) cash equal to 85% of the aggregate principal amount of the 2012 Notes held by Citadel plus accrued and unpaid interest thereon to but excluding the Repurchase Date (defined below) or (b) the sum of (x) any securities being issued in the Proposed Debt Incurrence in an aggregate principal amount at par up to 50% of the principal amount of the 2012 Notes held by Citadel and (y) cash equal to 85% of the aggregate remaining principal amount of the 2012 Notes held by Citadel plus any accrued and unpaid interest thereon to but excluding the Repurchase Date.

The “Repurchase Date” shall mean a business day on which the Proposed 2012 Note Repurchase is consummated; provided that, if the Proposed Debt Incurrence is consummated, the Repurchase Date shall be no later than one business day following the date on which the Proposed Debt Incurrence is consummated.

Pursuant to the Letter Agreement, Citadel also waived and agreed not to exercise, on behalf of itself, until August 31, 2009, any and all rights that it may otherwise have under Section 5A (Right to Future Stock Issuance) of the Purchase Agreement dated August 29, 2006 by and among Citadel, Merrill Lynch International and the Company (the “Purchase Agreement”), but only to the extent that the proceeds from the issuance of the New Securities (as defined in the Purchase Agreement) are used for the Proposed 2012 Note Repurchase.

Any and all consents and waivers granted by Citadel as set forth in the Letter Agreement shall expire at 5 p.m. New York time on August 31, 2009.  The Letter Agreement provides that in the event that the Proposed Note Repurchase is not consummated on or prior to August 31, 2009, then the Company will pay on or before September 2, 2009 to Citadel, an amount equal to 2% of the aggregate principal amount of  2012 held by Citadel, which amount shall be in addition to any and all amounts otherwise due to Citadel under the Indenture or the 2012 Notes.

A copy of the Letter Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between the Company and Citadel dated June 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive
Officer

Dated: June 5, 2009